SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8 - K
                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of Earliest event reported): August 15, 2005

                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)

           Delaware                   000-25039               62-1681831
-------------------------------      ------------         -------------------
(State or other jurisdiction of      (Commission          (I.R.S. Employer
incorporation or organization)       File Number)         Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number


        ------------------------------------------------------------
        (Former name or former address if changed since last report)

Item 7.01 Regulation FD Disclosure

Public Conference Call

      On August 15, 2005, the Company conducted a public conference call to announce and discuss the results contained in its Form 10-QSB filed on that date for the period ended June 30, 2005. The following matters were discussed at that conference call:

Results of Operations

      The Company reported total revenue of $3,346,388, with a 29.5% gross margin of $988,261, for the six months ended June 30, 2005, compared to total revenue of $1,879,562, with a 32.7% gross margin of $614,475, for the same period in 2004. This represents an increase of 78% in revenue and 61% in profit from the same period in 2004. For the three month period ended June 30, 2005, the Company reported total revenue of $2,448,618, with a 31% gross margin of $768,154, for the three months ended June 30, 2005, compared to total revenue of $1,441,356, with a 35% gross margin of $506.390, for the same period in 2004. This represents an increase of 70% in revenue and 51% in profit from the same three-month period in 2004.


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      The Company reported that increased sales of its Starburst(R)
Slammers(R) product line, and the introduction of its new MilkyWay(R) and 3 Musketeers(R) Slammers(R) during this period, resulted in a significant increase in total revenue over any quarter in the Company's history. The Company reported that selling expenses increased, owing to greater promotional activity, but are expected to decrease as a percentage of revenue in the future with continued increased sales and greater efficiencies in distribution and associated freight costs.

Distribution

      The Company reported that sales have risen significantly since the close of the second quarter ended June 30, 2005, resulting in unaudited gross revenues of $1,008,000 in July. The sharp increase in revenue is due to the successful nationwide distribution of the Company's co-branded Starburst(R), 3 Musketeers(R) and Milky Way(R) Slammers, the launch of a MilkyWay(R) 9-pack in Sam's Club stores, the engagement of new distributors and significant growth in distribution channels. The Company also experienced increased reorders for its Masterfoods Slammers(R) line, with 14 of the 16 distributor dairies used for distribution to 7-Eleven stores having reordered; 42 of 88 national distributors and 10 of 20 Sam's Club stores. The Company also reported that it shipped 13,302 cases of its Slammers(R) Marvel(R) line in the United Kingdom in July, as part of its initial UK launch, generating revenues of $93,110 and has UK reorders in the first week of August for 1,890 cases.

      The Company reported that it has 14 new distributors on a national basis, 11 of which presently have the Company's products. The Company also reported that its products are in 4,700 Walgreen's Stores, 3,300 new convenience stores, 2,000 new supermarkets and 10 new distribution centers for Sam's Club. The Company secured 16 new retail accounts in July and 6 new accounts, to date, in August. The Company reported 205 new orders in July and August for the Masterfoods line, representing approximately $1.3 million in revenues, with the anticipated potential for re-orders.

Capacity

      As a result of rising sales, the Company announced that, in addition to plans to increase the present domestic capacity of 2.5 million units per month for Slammers(R) beginning in September of 2005, with additional capacity increases expected in April 2006 to 7.5 million units per month, the Company and its production partner Jasper Products are contemplating the addition of a Shibula production line in the Fall of 2006, that will increase Jasper's capacity for Slammers(R) production to 16 million units per month. The Shibula production line has a start up operational lead time of approximately 12 months.

Initiatives

      The Company reported that a number of initiatives were underway, including a new Bravo! branded line for the Company's major C store customer, with an anticipated September launch. In addition, new Masterfoods lines are being explored, as well as a product line to reach the toddler demographic. The Company also is reducing the fat content of its Pro Slammers(TM) and Slammers(R) Marvel(R) lines.

      In addition, the Company recently initiated a number of strategic efficiencies to decrease its freight expenses. As previously announced, the Company will convert all of its existing product lines from refrigerated, extended shelf life products to the new ambient packaging, which requires no refrigeration throughout the delivery process, and significantly reduces the Company's per case freight


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cost.  Concurrently, the Company has expanded the availability of its current lines by modifying pallet size, enabling customers to order more flavors.

Promotions

      Planned promotions include continued advertising in trade publications, an anticipated set of TV commercials on Nickelodeon, Marvel Comic Book advertising, C- store grass roots radio promotions and sponsorships involving the Washington Redskins NFL team, the Erica Enders NHRA race car team and the U.S. Club Youth Soccer Program.

Coca-Cola Enterprises

      The Company reported that its previously announced Letter Of Intent with Coca-Cola Enterprises is progressing and that the Master Distribution Agreement with CCE is close to execution status, with an anticipated closing of the CCE stock purchase transaction by the end of August.

Guidance

      The Company offered guidance, expecting gross revenues to rise to $4 for the third quarter of 2005. On the strength of reorders and growth in distribution partners, the Company raised its guidance from $5 million to $6million in gross revenues for the fourth quarter, with gross revenue for the full year an expected $13-15 million. The Company expects to be operationally profitable before year-end. Finally, the Company referenced a recent Lehman Bros. published analytical report on the potential CCE / Bravo! transactions, as announced, that suggested revenues of $80 to $90 million for the Company in 2006 with the consummation of the proposed CCE transactions.

Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Bravo! Foods International Corp.


Date: August 16, 2005                  By:  /s/ Roy D. Toulan, Jr.
                                       -------------------------------
                                       Roy D. Toulan, Jr.
                                       Vice President, General Counsel


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